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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                AMENDMENT NO. 1
                                      TO
                                SCHEDULE 14D-9

                    SOLICITATION/RECOMMENDATION STATEMENT
                          PURSUANT TO SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                        AMERICAN MAIZE-PRODUCTS COMPANY
                           (NAME OF SUBJECT COMPANY)

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                        AMERICAN MAIZE-PRODUCTS COMPANY
                      (NAME OF PERSON(S) FILING STATEMENT)

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                CLASS A COMMON STOCK, PAR VALUE $0.80 PER SHARE
                        (TITLE OF CLASS OF SECURITIES)

                                  027339 20 9
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                CLASS B COMMON STOCK, PAR VALUE $0.80 PER SHARE
                        (TITLE OF CLASS OF SECURITIES)

                                  027339 30 8
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

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                            ROBERT M. STEPHAN, ESQ.
                VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        AMERICAN MAIZE-PRODUCTS COMPANY
                                250 HARBOR DRIVE
                          STAMFORD, CONNECTICUT 06902
                                 (203) 356-9000
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
    NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                WITH A COPY TO:

                             MORTON A. PIERCE, ESQ.
                                DEWEY BALLANTINE
                          1301 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6092
                                 (212) 259-8000
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     This Amendment No. 1 amends and supplements the Solicitation/Recommendation
Statement on Schedule 14D-9, dated February 28, 1995 (the "Schedule 14D-9"), of American Maize-Products Company, a Maine corporation (the "Company"), filed in connection with the Offer as set forth in the Schedule 14D-9. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

ITEM 7. CERTAIN NEGOTIATIONS AND TRANSACTIONS BY SUBJECT COMPANY.

     Paragraph (a) of Item 7 is hereby amended to add the following information:

          On March 2, 1995, Usaha Tegas sdn. bhd. ("UTSB") issued a press release announcing that it had extended its proposal to purchase all of the Class B Common Stock owned by the GIH Entities for $44 per share until March 10, 1995. UTSB has made no proposal to the Company regarding an acquisition.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

          (15) Press release issued by the Company on March 3, 1995.
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          AMERICAN MAIZE-PRODUCTS COMPANY

                                          By: /s/  Patric J. McLaughlin
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                                              Patric J. McLaughlin
                                              President and Chief Executive
                                              Officer

Dated: March 3, 1995
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                               INDEX TO EXHIBITS

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EXHIBIT NUMBER                                        EXHIBIT
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     (15)          Press release issued by the Company on March 3, 1995.
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